As filed with the Securities and Exchange Commission on July 8, 2011

Registration No. 333-163680

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

DANVERS BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3445675
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

c/o People’s United Financial, Inc.

850 Main Street

Bridgeport, Connecticut 06604

(203) 338-7171

(Address, including zip code and telephone number, of principal executive offices)

Robert E. Trautmann

Senior Executive Vice President and General Counsel

People’s United Financial, Inc., as the successor company to Danvers Bancorp, Inc.

850 Main Street

Bridgeport, Connecticut 06604

(203) 338-7171

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of large accelerated filer, accelerated filer and smaller reporting company in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (the “Amendment”) to the Registration Statement on Form S-3, Registration No. 333-163680 (the “Registration Statement”), which registered 750,000 shares of common stock, $0.01 par value per share (the “Common Stock”), of Danvers Bancorp, Inc. (“Danvers”), is being filed in order to deregister securities remaining under such Registration Statement.

On January 20, 2011, Danvers entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), by and between Danvers and People’s United Financial, Inc., a Delaware corporation (“People’s United”). On July 1, 2011, pursuant to the Merger Agreement, Danvers merged with and into People’s United (the “Merger”), with People’s United continuing as the surviving corporation. Simultaneously with the effective time of the Merger, Danvers’s subsidiary bank, Danversbank, merged with and into People’s United’s subsidiary bank, People’s United Bank, with People’s United Bank continuing as the surviving entity. As a result of the Merger, each outstanding share of Common Stock (other than shares to be cancelled in accordance with the Merger Agreement) was cancelled and converted into the right to receive $23.00 in cash or 1.624 shares of People’s United common stock for each share of Common Stock, subject to customary pro ration provisions.

As a result of the Merger, Danvers has terminated any offering of securities pursuant to the Registration Statement. In accordance with an undertaking made by Danvers in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold and unissued at the termination of the offering, Danvers hereby removes from registration the 750,000 securities of Danvers which remain registered but unsold and unissued under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgeport, State of Connecticut, on this 8th day of July, 2011.

PEOPLE’S UNITED FINANCIAL, INC.
As successor company to Danvers Bancorp, Inc.

By:	/s/ Eric J. Appellof
Eric J. Appellof
Assistant Secretary